Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

GSR III Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

	Security Type(1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-seventh of one right(2)	457(o)	23,000,000	$10.00	$230,000,000	0.00014760	$33,948
	Equity	Class A ordinary shares included as part of the units(3)	Other	23,000,000	-	-	-	-	(4)
	Equity	Rights included as part of the units(3)	Other	3,285,714	-	-	-	-	(4)
	Equity	Class A ordinary shares underlying the rights included as part of the units(3)	457(o)	3,285,714	$10.00	$32,857,140	0.00014760	$4,849.71
Fees Previously Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and three-fourth of one redeemable warrant (5)	457(o)	23,000,000	$10.00	$230,000,000	0.00014760	$33,948
	Equity	Class A ordinary shares included as part of the units (5)	Other	23,000,000	-	-	-	-	(4)
	Equity	Redeemable warrants included as part of the units(5)	Other	17,250,000	-	-	-	-	(4)
	Equity	Class A ordinary shares underlying the redeemable warrants included as part of the units(5)	457(o)	17,250,000	$11.50	$198,375,000	0.00014760	$29,280.15
	Total Offering Amounts					$262,857,140		$38,797.71
	Total Fees Previously Paid							63,228.15	(5)
	Total Fee Offsets							-
	Net Fee Due							$0

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 3,000,000 units, consisting of 3,000,000 Class A ordinary shares and 428,572 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share subdivisions, stock dividends, or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.

(5)	$63,228.15 of such amount has been previously paid in connection with the prior filing on Form S-1 on July 16, 2024 where the Registrant paid fees for (i) Units, each consisting of one Class A ordinary share, and three-fourth of one redeemable warrant, (ii) the Class A ordinary shares included as part of the units, (iii) the redeemable warrants included as part of the units, and (iv) the Class A ordinary shares underlying the redeemable warrants included as part of the units.